                          Offer to Purchase for Cash
             Any and All of the Outstanding Shares of Common Stock
                                      of
                          ROBERTSON-CECO CORPORATION
                                      at
                             $11.50 Net Per Share
                                      by
                             RHH Acquisition Corp.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK (THE "SHARES" OR "COMMON STOCK") OF ROBERTSON-CECO CORPORATION (THE "COMPANY") WHICH WHEN COMBINED WITH THE SHARES OWNED BY RHH ACQUISITION CORP. ("PURCHASER") WOULD RESULT IN PURCHASER OWNING AT LEAST 90% OF THE SHARES OF COMMON STOCK OF THE COMPANY ISSUED AND OUTSTANDING ON THE DATE OF PURCHASE, (II) THERE NOT HAVING OCCURRED A MATERIAL ADVERSE CHANGE IN THE CONDITION OF THE COMPANY, (III) THE COMPANY NOT BREACHING ANY OF ITS MATERIAL COVENANTS, OBLIGATIONS OR AGREEMENTS CONTAINED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 20, 2000 BETWEEN PURCHASER AND THE COMPANY (THE "MERGER AGREEMENT"), AND (IV) THE COMPANY NOT BREACHING ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN THE MERGER AGREEMENT IN ANY MATERIAL RESPECT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

   THE BOARD OF DIRECTORS OF ROBERTSON-CECO CORPORATION BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING HELD ON APRIL 20, 2000, BASED ON, AMONG OTHER THINGS, THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF AN INDEPENDENT DIRECTOR, (I) DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (II) APPROVED THE OFFER AND THE MERGER AND APPROVED AND ADOPTED THE MERGER AGREEMENT, AND (III) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND, IF APPROVAL IS REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

   Any holder of shares of common stock of Robertson-Ceco Corporation desiring to tender all or any portion of the shares owned by such holder should either
(i) complete and sign the Letter of Transmittal (as defined in this Offer to Purchase) or a copy thereof in accordance with the instructions in the enclosed Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered shares, and any other required documents, to the Depositary (as defined in this Offer to Purchase), (ii) where applicable, cause the holder's broker, dealer, commercial bank, trust company or custodian to tender the shares pursuant to the procedures for book-entry transfer of shares or (iii) comply with the guaranteed delivery procedures, in each case upon the terms set forth in "THE TENDER OFFER--Procedures for Tendering Shares." Any holder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or custodian must contact the holder's broker, dealer, commercial bank, trust company or custodian if such holder desires to tender the shares. See "THE TENDER OFFER--Procedures for Tendering Shares."

   Any holder who desires to tender shares of common stock of Robertson-Ceco Corporation and whose certificate(s) evidencing the shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER--Procedures for Tendering Shares."

   Questions and requests for assistance may be directed to the Company, 5000 Executive Parkway, Suite 425, San Ramon, CA 94583, Telephone: (925) 543-7599,
Attention: E.A. Roskovensky or Ronald D. Stevens. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Company or from brokers, dealers, commercial banks or trust companies.

              The date of this Offer to Purchase is May 4, 2000.

              QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Q: WHO IS OFFERING TO BUY MY SECURITIES?

A: The offer is being made by RHH Acquisition Corp., a newly formed Delaware corporation (the "Purchaser"). The Purchaser was formed by The Heico Companies, LLC ("Heico"). E.A. Roskovensky and Andrew G.C. Sage II are also stockholders of Purchaser. Heico is already a major stockholder of the Company and is controlled by Michael E. Heisley, Sr. Mr. Heisley is the Chief Executive Officer of the Company. Mr. Roskovensky is the President and Chief Operating Officer of the Company and Mr. Sage is the Chairman and a director of the Company. Heico, Mr. Roskovensky and Mr. Sage (the "Parent Group") currently beneficially own approximately 71.9% of the Company's outstanding common stock through various entities. See "SPECIAL FACTORS-- Beneficial Ownership of Shares."

Q: WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: We are making the offer for any and all shares of common stock of the Company. See "INTRODUCTION."

Q: HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A: We are offering to pay $11.50 per share in cash, without interest. See
   "INTRODUCTION."

Q: DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: Yes. The Company will loan us the funds necessary to acquire all of the shares in the offer. See "THE TENDER OFFER--Source and Amount of Funds."

Q: IS THE PURCHASER'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO
   TENDER IN THE OFFER?

A: No. Since we are paying you cash for your shares and the offer is not subject to any financing condition, we do not believe that the financial condition of the Purchaser or the Parent Group is important to your decision to tender in the offer. See "THE TENDER OFFER--Source and Amount of Funds."

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A: You have until 5:00 p.m. on the expiration date of June 2, 2000 to tender your shares. We will purchase all properly tendered shares promptly following the expiration date if the conditions to our offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our offer are not met on the expiration date, we may extend the offer. See "THE TENDER OFFER--Terms of the Offer."

Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: If the offer is extended past June 2, 2000, we will make a public announcement of the new expiration date. See "THE TENDER OFFER--Terms of the Offer."

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A: We are not obligated to purchase any shares which are validly tendered unless that number of shares, when added to the shares we then own, represents at least 90% of the shares outstanding. Furthermore, we are not obligated to purchase any shares which are validly tendered if, among other things, there has occurred a material adverse change in the condition of the Company, the Company has materially breached its obligations, covenants or agreements under the Agreement and Plan of Merger, dated April 20, 2000, between the Purchaser and the Company (the "Merger Agreement"), or if there has occurred a material breach of any representation or warranty of the Company contained in the Merger Agreement. See "THE TENDER OFFER--Conditions of the Offer."

Q: HOW DO I TENDER MY SHARES?

A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal to the depositary, American Stock Transfer and Trust Company, at the address listed on the enclosed letter of transmittal. See "THE TENDER OFFER--Procedures for Tendering Shares."

  If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw tendered shares at any time prior to 5:00 p.m. on the expiration date of June 2, 2000. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. See "THE TENDER OFFER--Withdrawal Rights."

Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw shares that you have already tendered by sending a notice of withdrawal to the depositary. See "THE TENDER OFFER--Withdrawal Rights."

Q: WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

A: Your board of directors recommends the offer.

  A special committee (the "Special Committee") consisting of an independent director evaluated the fairness of the offer. The Special Committee negotiated the terms of the offer and recommended that the full board approve the offer.

  The Board of Directors by unanimous vote of all directors present at a meeting held on April 20, 2000, based on, among other things, the recommendation of the Special Committee, (i) determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Offer and the Merger and approved and adopted the Merger Agreement, and
  (iii) recommended that the stockholders of the Company accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement. See "SPECIAL FACTORS-- Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger."

Q: DID THE DIRECTORS WHO ARE NOT EMPLOYEES OF THE PURCHASER OR THE PARENT
   GROUP RECEIVE ANY OPINIONS, APPRAISALS, OR REPORTS REGARDING THE FAIRNESS OF THE PER SHARE PRICE PAYABLE IN THE OFFER?

A: Yes. The Special Committee received a written opinion, dated April 20,
   2000, from CIBC World Markets Corp. to the effect that, as of that date and based on and subject to the matters described in the opinion, the $11.50 per share cash consideration to be received in the Offer and the Merger, taken together, was fair, from a financial point of view, to the holders of shares of the Company's common stock (other than Heico, Purchaser and their respective affiliates). See "SPECIAL FACTORS--Opinion of the Special Committee's Financial Advisor."

Q: WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

A: No. The Offer is the first step in a going private transaction. If the Offer is consummated, the Offer will be followed by a merger that will result in the Parent Group owning 100% of the Company. As a result, the Company will no longer be publicly owned. See "SPECIAL FACTORS--Purpose and Structure of the Offer and the Merger; Plans for the Company."

Q: IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: Stockholders not tendering in the Offer will receive in the Merger the same amount of cash per share which they would have received had they tendered their shares in the Offer. Therefore, if the Merger takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the Offer. If the Offer is consummated and the number of shares acquired by Purchaser pursuant to the Offer, when combined with the shares already owned by Purchaser, is greater than 90% of the outstanding shares, Purchaser will immediately commence a merger of the Purchaser with and into the Company under Delaware law without soliciting approval of the Company's stockholders. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Merger."

Q: WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A: On December 7, 1999, the last trading day before we announced the original offer to purchase shares for $10 per share, the closing market price of the Company's common stock reported on the New York Stock Exchange was $7 7/8 per share.

  On April 19, 2000, the last trading day before we announced the proposed offer to purchase shares for $11.50 per share, the last sale price of the Company's common stock reported on the New York Stock Exchange was $9 7/8 per share. We advise you to obtain a recent quotation for the Company's common stock in deciding whether to tender your shares. See "TENDER OFFER-- The Price Range of Shares."

Q: IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

A: Yes. You may elect not to tender your shares, dissent from the Merger and have the fair value of your shares paid to you in cash provided that you comply with the applicable provisions of the Delaware General Corporation Law. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and Merger."

Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A: If you have more questions about the tender offer, you should contact:

                          Robertson-Ceco Corporation
                       5000 Executive Parkway, Suite 425
                              San Ramon, CA 94583
                           Telephone: (925) 543-7599
               Attention: E.A. Roskovensky or Ronald D. Stevens

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER......................     i

INTRODUCTION..............................................................     1

SPECIAL FACTORS

   1. Background of the Offer and the Merger; Contacts with the Company...     3

   2. Recommendation of the Special Committee and the Board of Directors
   of the Company;  Fairness of the Offer and the Merger..................     5

   3. Position of Parent Group and Purchaser Regarding Fairness of the
   Offer and the Merger...................................................     6

   4. Opinion of the Special Committee's Financial Advisor................     7

   5. Purpose and Structure of the Offer and the Merger; Plans for the
   Company................................................................    11

   6. Rights of Stockholders in the Offer and the Merger..................    12

   7. The Transaction Documents...........................................    14

   8. Interests of Certain Persons in the Offer and the Merger............    22

   9. Beneficial Ownership of Shares......................................    22

  10. Related Party Transactions and Transaction in Common Stock..........    23

  11. Certain United States Federal Income Tax Consequences...............    24

  12. Fees and Expenses...................................................    25

THE TENDER OFFER

   1. Terms of the Offer..................................................    26

   2. Acceptance for Payment and Payment for Shares.......................    28

   3. Procedures for Tendering Shares.....................................    29

   4. Withdrawal Rights...................................................    31

   5. Price Range of Shares...............................................    32

   6. Certain Information Concerning the Company..........................    32

   7. Certain Information Concerning Purchaser and Heico..................    34

   8. Source and Amount of Funds..........................................    35

   9. Effect of the Offer on the Market for the Common Stock; Exchange Act
   Registration...........................................................    36

  10. Conditions of the Offer.............................................    37

  11. Certain Legal Matters; Regulatory Approvals.........................    38

  12. Fees and Expenses...................................................    40

  13. Miscellaneous.......................................................    41

SCHEDULE I--INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
 HEICO AND PURCHASER......................................................   I-1

SCHEDULE II--SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF
 DELAWARE.................................................................  II-1

To the Holders of Common Stock of
Robertson-Ceco Corporation:

                                 INTRODUCTION

   RHH Acquisition Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares" or "Common Stock"), of Robertson-Ceco Corporation, a Delaware corporation (the "Company"), at a price of $11.50 per Share, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

   Holders of Shares whose Shares are registered in their own name and who tender directly to American Stock Transfer and Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses incurred in connection with the Offer. See "SPECIAL FACTORS--Fees and Expenses" and "THE TENDER OFFER--Fees and Expenses."

   The Purchaser was formed by The Heico Companies, LLC ("Heico"). E.A. Roskovensky and Andrew G.C. Sage II are also stockholders of Purchaser. Heico is already a major stockholder of the Company and is controlled by Michael E. Heisley, Sr. Mr. Heisley is the Chief Executive Officer of the Company. Mr. Roskovensky is the President and Chief Operating Officer of the Company and Mr. Sage is the Chairman and a director of the Company.

   As of April 20, 2000, there were 16,096,550 Shares outstanding. Heico, Mr. Roskovensky and Mr. Sage (the "Parent Group") currently beneficially own 11,572,975 Shares, constituting approximately 71.9% of the Company's outstanding Common Stock through various entities.

   The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of April 20, 2000 (the "Merger Agreement"), between Purchaser and the Company. The Merger Agreement provides that, among other things, if Purchaser acquires Shares pursuant to the Offer, as promptly as practicable after consummation of the Offer and the satisfaction of the other conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), except for Shares held by holders exercising their rights to dissent in accordance with the Delaware General Corporation Law (the "DGCL") and Shares held, directly or indirectly, by Parent Group, each then outstanding Share will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and be converted into the right to receive an amount per Share (the "Merger Consideration") equal to the Offer Price, without interest. The terms and conditions of the Merger Agreement are more fully described in "SPECIAL FACTORS--The Transaction Documents--The Merger Agreement."

   AS THE INDIRECT BENEFICIAL OWNER OF MORE THAN 50% OF THE OUTSTANDING SHARES, PARENT GROUP CURRENTLY POSSESSES SUFFICIENT VOTING POWER TO CAUSE THE COMPANY TO CONSUMMATE THE MERGER WITHOUT THE VOTE OF ANY OTHER STOCKHOLDERS OF THE COMPANY. Such ownership, however, does not compel any stockholder to accept the Offer or tender such stockholder's Shares. Subject to dissenters' rights under the DGCL, Shares not tendered in the Offer shall be cancelled in the Merger and converted into the right to receive the Merger Consideration, without interest. Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory dissenters' procedures set forth in the DGCL, the relevant provisions of which are attached as Schedule II of the Offer to Purchase, will be entitled to dissent from the Merger and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the DGCL. NO DISSENTERS RIGHTS ARE AVAILABLE

TO STOCKHOLDERS IN CONNECTION WITH THE OFFER. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Merger."

   The Offer is conditioned upon the satisfaction of certain conditions described in "THE TENDER OFFER--Conditions of the Offer."

   The Board of Directors of the Company (the "Board of Directors"), by unanimous vote of all directors present at a meeting held on April 20, 2000, based on, among other things, the recommendation of the Special Committee, (i) determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and approved and adopted the Merger Agreement, and (iii) recommended that the stockholders of the Company accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement.

   The Company has advised Purchaser that CIBC World Markets Corp. ("CIBC World Markets"), financial advisor to the Special Committee, has delivered to the Special Committee its written opinion, dated April 20, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $11.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares was fair, from a financial point of view, to such holders (other than Heico, Purchaser and their respective affiliates). A copy of CIBC World Markets' opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by CIBC World Markets, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission"). The Schedule 14D-9 is being mailed to the stockholders concurrently with the mailing of this Offer to Purchase. The Schedule 14D-9 may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company--Additional Information." Holders of Shares are urged to read the opinion carefully in its entirety.

   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. Background of the Offer and the Merger; Contacts with the Company

   Heico initially acquired an interest in the Company in December, 1993. Since that time, Heico has acquired additional Shares from time to time and now beneficially owns a majority of the outstanding Shares.

   On December 7, 1999, Heico made a written proposal to the Board of Directors to acquire all of the Shares not owned by Heico and its affiliates for a cash purchase price of $10 per Share (the "$10 Offer").

   On December 8, 1999, a meeting of the Board of Directors was held. As a result of the $10 Offer, the Board of Directors appointed a Special Committee consisting of one independent director. The Special Committee was authorized, among other things, to evaluate and respond to the $10 Offer. The Board of Directors also agreed that because of the time and effort involved in reviewing the transaction, the independent director of the Special Committee should be entitled to receive compensation in the amount of $25,000 in addition to a per meeting fee of $1,000. The Board of Directors also authorized a press release to announce that it had received a proposal from Heico to acquire all of the outstanding common stock not owned by Heico and its affiliates for $10 per Share.

   On December 9, 1999, the Special Committee met with representatives of CIBC World Markets and representatives of Winthrop, Stimson, Putnam & Roberts ("Winthrop, Stimson") and engaged CIBC World Markets as its financial advisor and Winthrop, Stimson as its legal counsel. At this meeting, the Special Committee discussed with its advisors procedures for evaluating and responding to the $10 Offer.

   On December 9, 1999, a class action lawsuit was filed in the Court of Chancery of the State of Delaware naming the Company, Heico and certain officers and directors of the Company and Heico as defendants, and alleging that the $10 Offer was inadequate and that any agreement between Heico and the Company to consummate an offer at that price would constitute a breach of the fiduciary duties owed by the defendants to the Company's minority stockholders. On December 10, 1999, two similar class action lawsuits were filed; one in the Court of Chancery of the State of Delaware, and the other in the Superior Court of the State of California. The two class action lawsuits filed in the Court of Chancery of the State of Delaware were consolidated into one action (the "Class Action Litigation").

   On December 15, 1999 and December 16, 1999, representatives of CIBC World Markets met with representatives of the Company's management and conducted financial due diligence.

   Between December 16, 1999 and January 5, 2000, there were several conversations between Heico and the Special Committee and their respective legal and financial advisors regarding timetables and procedures for responding to the $10 Offer.

   On January 6, 2000, the Special Committee met with its legal and financial advisors to discuss valuation parameters for the Company and a response to the $10 Offer. Following this meeting, the Special Committee notified Heico that it was the view of the Special Committee that the $10 Offer provided inadequate value to the Company's minority stockholders. Heico responded that this information would be taken under advisement and that it would respond in due course.

   On January 21, 2000, Heico communicated to the Special Committee that it would consider increasing its offer to $10.50, subject to the resolution of the pending Class Action Litigation. That proposal was rejected by the Special Committee.

   Between January 21, 2000 and March 6, 2000, discussions between Heico and the Special Committee and their respective legal and financial advisors regarding the proposed transaction continued. Also during this period, counsel for the shareholders and Company counsel engaged in arms-length negotiations concerning a possible settlement of the Class Action Litigation.

   On March 7, 2000, Heico delivered to the Board of Directors a modification of its proposal increasing its offer to $11 per Share, but conditioning it upon a resolution satisfactory to Heico of the Class Action Litigation.

   On March 31, 2000, pursuant to a request of the Special Committee, CIBC World Markets informed the Special Committee that it was unable to opine that a price of $11 per Share was fair, from a financial point of view, to the holders of Shares (other than Heico, Purchaser and their respective affiliates).

   On April 3, 2000, the Special Committee reported to Heico that CIBC World Markets would be unable to render an opinion at a price of $11 per Share and, accordingly, any revised offer at a price at or below $11 per Share would be inadequate.

   Between April 3, 2000 and April 19, 2000, negotiations and communications between the Special Committee and Heico and their respective legal counsel continued, including the negotiation of the terms of the Merger Agreement and the mutual exchange of draft portions of certain documents necessary to consummate a tender offer.

   On April 20, 2000, Heico informed the Special Committee that Heico was prepared to increase its offer to $11.50 per Share. At a meeting of the Special Committee held on that date, the Special Committee reviewed the terms of the Offer and the proposed Merger Agreement with its legal and financial advisors. Also at this meeting, representatives of CIBC World Markets delivered to the Special Committee an oral opinion (which opinion was confirmed by delivery of a written opinion dated April 20, 2000) to the effect that, as of that date and based on and subject to the matters described in the opinion, the $11.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of the Shares was fair, from a financial point of view, to such holders (other than Heico, Purchaser and their respective affiliates). After full discussion with its legal and financial advisors, the Special Committee determined that the Offer, the Merger and the Merger Agreement are fair to and in the best interests of the stockholders of the Company (other than Heico, Purchaser and their respective affiliates) and recommended that the Board of Directors approve the Offer and the Merger and approve and adopt the Merger Agreement.

   On April 20, 2000, following the meeting of the Special Committee with its legal and financial advisors, the Board of Directors met to consider the recommendations of the Special Committee. After full discussion of the Offer, the Merger, the Merger Agreement and the recommendations of the Special Committee, the Board of Directors voted to approve the Offer and the Merger and to approve and adopt the Merger Agreement, and to recommend that the Company's stockholders accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement.

   On April 20, 2000, the Company reached an agreement in principle, subject to court approval, to settle the Class Action Litigation (the "Proposed Settlement") on behalf of a class consisting of all persons (other than the defendants in the Class Action Litigation and their affiliates) who own Shares or owned Shares after December 8, 1999, the date of the announcement of the $10 Offer. The Proposed Settlement is memorialized in a Memorandum of Understanding. The Proposed Settlement contemplates that the Class Action Litigation will be dismissed with prejudice, and that releases will be given to the Company, Heico, their employees, officers and directors, affiliates and agents, for all matters arising out of this transaction. The Proposed Settlement is subject to the execution of definitive settlement documents by co-counsel for the class and all defendants, and to court approval.

   In a press release issued by the Company on April 20, 2000, the Company announced that the Board of Directors had approved the Merger Agreement and that the Company had reached an agreement in principle for the settlement of the Class Action Litigation.

2. Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger

 The Special Committee.

   In reaching its decision to recommend that the Board of Directors approve the Offer and the Merger and approve and adopt the Merger Agreement, the Special Committee considered a number of factors, including the following material factors, which generally supported a recommendation in favor of the
Offer:

     (i) The historical market prices and recent trading activity of the Shares, including the fact that the $11.50 per Share cash consideration to be paid in the Offer and the Merger represented (A) a premium of approximately 46.0% over the December 7, 1999 closing market price per Share, the last full trading day prior to the announcement of the $10 Offer, (B) a premium of approximately 16.5% over the April 19, 2000 closing market price per Share, the last full trading day prior to the date the Merger Agreement was announced and (C) a premium of approximately 4.5% over the highest closing market price per Share for the previous twelve month period.

     (ii) The historical and projected financial performance of the Company.

     (iii) The status of negotiations between the Special Committee and its representatives and Heico and its representatives, including the fact that
  (A) the negotiations resulted in an increase in the per Share offer price from $10.00 to $11.50 and (B) the Special Committee believed that Heico and Purchaser would not further increase the per Share offer price.

     (iv) The express unwillingness of Heico to consider a sale of its interest in the Company making pursuit of other potential business combinations impracticable.

     (v) The transaction structure which is designed to, among other things, result in the receipt by stockholders of the consideration to be paid pursuant to the Offer at the earliest practicable time, without incurring transaction costs typically associated with market sales.

     (vi) The equality of the consideration to be paid in connection with the Offer and in connection with the Merger.

     (vii) The opinion dated April 20, 2000 of CIBC World Markets to the Special Committee to the effect that, as of such date and based on and subject to the matters described in the opinion, the $11.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares was fair, from a financial point of view, to such holders (other than Heico, Purchaser and their respective affiliates). The full text of CIBC World Markets' written opinion dated April 20, 2000, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by CIBC World Markets, is attached to the Company's Schedule 14D-9 as Annex A and is incorporated herein by reference. CIBC World Markets' opinion is directed only to the fairness, from a financial point of view, of the $11.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares (other than Heico, Purchaser and their respective affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer or as to any other matter relating to the Offer or the Merger. Holders of Shares are urged to read the opinion carefully in its entirety.

     (viii) The availability of dissenters' rights with respect to the Merger under Delaware law.

     (ix) The terms and conditions of the Merger Agreement, which were determined through arm's-length negotiations, including the absence of any financing condition.

     (x) The fact that Parent Group already owns 71.9% of the outstanding Shares and that additional purchases by Parent Group would reduce the number of publicly traded shares and possibly adversely affect the market for the Shares.

   In addition to the factors listed above, the Special Committee considered the fact that the consummation of the Offer and the Merger would eliminate the opportunity of the stockholders of the Company other than Parent Group and its affiliates (the "Public Stockholders") to participate in any potential future growth in the value of the Company. The Special Committee believed that this loss of opportunity was appropriately reflected in the $11.50 per Share price to be paid in connection with the Offer and the Merger.

   In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Offer, the Merger and the Merger Agreement, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to any of the foregoing factors and, accordingly, the Special Committee did not do so.

 The Board of Directors of the Company

   All of the directors of the Company other than the member of the Special Committee (Mr. Berman) may be considered to have an interest in the Offer and the Merger. Accordingly, the Board of Directors based its determination that the terms of the Offer are fair to the Public Stockholders primarily upon the conclusion of the Special Committee described above and the other factors described above under the caption "The Special Committee."

3. Position of Parent Group and Purchaser Regarding Fairness of the Offer and the Merger

   Because Parent Group currently beneficially owns a majority of the outstanding Shares, Purchaser, Parent Group and their affiliates are deemed "affiliates" of the Company engaging in a Rule 13e-3 transaction under Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, Parent Group and Purchaser are required to consider the fairness of the Offer to the holders of the Shares (other than Heico, Purchaser and their respective affiliates).

   Parent Group and Purchaser believe the Offer and the Merger to be substantially and procedurally fair to the Public Stockholders. Parent Group and Purchaser have considered the following factors:

     (i) The Board of Directors and the Special Committee concluded that the Offer and the Merger are fair to and in the best interests of the Public Stockholders.

     (ii) The historical and projected financial performance of the Company.

     (iii) The Offer Price represents a premium of approximately 46.0% over the closing market price for the Shares on December 7, 1999, the last full trading day prior to the announcement of the $10 Offer.

     (iv) The Offer Price represents a premium of approximately 16.5% over the closing market price for the Shares on April 19, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement.

     (v) The Offer is not subject to a financing condition.

     (vi) The Offer provides the Public Stockholders who are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring the transaction costs typically associated with market sales.

     (vii) The ability of Public Stockholders who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the DGCL.

     (viii) The terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of Purchaser, on the other hand, and provide for the Offer in order to allow Public Stockholders to receive payment for their Shares on an accelerated basis.

     (ix) Heico did not desire to sell or transfer control of the Company and additional purchases by Heico would reduce the number of publicly traded shares and possibly adversely affect the market for the Shares.

     (x) Notwithstanding that CIBC World Markets' opinion, dated April 20, 2000, was provided for the information and assistance of the Special Committee and that Parent Group and Purchaser are not entitled to rely on such opinion, the fact that the Special Committee received an opinion from CIBC World Markets to the effect that, as of that date and based on and subject to the matters described in the opinion, the $11.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares was fair, from a financial point of view, to such holders (other than Heico, Purchaser and their respective affiliates).

   Parent Group and Purchaser have reviewed the factors considered by the Board of Directors in support of its decision, as described above, and have no basis to question their consideration of or reliance on these factors. Parent Group and Purchaser did not find it practicable to assign, nor did any of them assign, specific relative weights to the foregoing factors in reaching their opinion as to the fairness of the Offer and the Merger to the Public Stockholders.

4. Opinion of the Special Committee's Financial Advisor

   The Special Committee engaged CIBC World Markets to act as its exclusive financial advisor in connection with the Offer and the Merger. At a meeting of the Special Committee on April 20, 2000 held to evaluate the proposed Offer and the Merger, CIBC World Markets delivered an oral opinion, confirmed by delivery of a written opinion dated April 20, 2000, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the $11.50 per Share cash consideration to be received in the Offer and the Merger, taken together, was fair, from a financial point of view, to the holders of Shares (other than Heico, Purchaser and their respective affiliates).

   The full text of CIBC World Markets' opinion, dated April 20, 2000, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Company's Schedule 14D-9 as Annex A and is incorporated into this document by reference. CIBC World Markets' opinion is addressed to the Special Committee and relates only to the fairness of the $11.50 per Share cash consideration from a financial point of view to the holders of Shares (other than Heico, Purchaser and their respective affiliates). The opinion does not address any other aspect of the Offer, the Merger or any related transaction, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender Shares in the Offer or as to any other matter relating to the proposed Offer or the Merger. The description of CIBC World Markets' opinion included in this document is qualified in its entirety by reference to Annex A of the Company's Schedule 14D-9. Holders of Shares are urged to read the opinion carefully in its entirety.

   In arriving at its opinion, CIBC World Markets:

  . reviewed the merger agreement;

  . reviewed audited financial statements for the Company for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

  . reviewed unaudited financial statements for the Company for the three-month period ended March 31, 2000;

  . reviewed financial projections for the Company prepared by the management of the Company;

  . reviewed the historical market prices and trading volumes for the Shares;

  . held discussions with the senior management of the Company with respect to the business and prospects for future growth of the Company;

  . reviewed and analyzed publicly available financial data for companies
    CIBC World Markets deemed comparable to the Company;

  . reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the Offer and the Merger;

  . performed a discounted cash flow analysis of the Company using assumptions of future performance provided to CIBC World Markets by the management of the Company;

  . reviewed public information concerning the Company; and

  . performed such other analyses and reviewed such other information as CIBC
    World Markets deemed appropriate.

   In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by the Company and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of the Company, CIBC World Markets assumed, at the direction of the Company's management, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the Company's management.

   CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company or its affiliated entities. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of the Company, or the price at which the Shares would trade after announcement or upon consummation of the Offer and the Merger. In connection with its engagement, CIBC World Markets was not requested to, and did not, solicit third party indications of interest in the acquisition of all or a part of the Company. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of the opinion. No other instructions or limitations were imposed by the Company on CIBC World Markets with respect to the investigations made or procedures followed by CIBC World Markets in rendering its opinion. It should be understood that, although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion.

   A copy of CIBC World Markets' written presentation to the Special Committee has been included as an Exhibit to the Schedule TO filed by Purchaser and is incorporated herein by reference and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Commission.

   In its analyses, CIBC World Markets considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in CIBC World Markets' analyses as a comparison is identical to the Company or the proposed transaction, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

   CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the Company, the Special Committee, the Board of Directors or management with respect to the Offer or the Merger or the cash consideration payable in the Offer and the Merger.

   The following is a summary of the material financial analyses performed by CIBC World Markets in connection with its opinion to the Special Committee dated April 20, 2000:

   Selected Companies Analysis. CIBC World Markets compared financial and operating data for the Company with corresponding information for the following two selected companies in the pre-engineered metal buildings industry:

  . NCI Building Systems, Inc.
  . Butler Manufacturing Company

   CIBC World Markets reviewed enterprise values, calculated as equity market value, plus net debt (calculated as an average of latest four quarters debt, less cash, in order to take into account seasonal fluctuations in net debt levels for the selected companies), as multiples of, among other things, latest 12 months revenues, latest 12 months earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and latest 12 months earnings before interest and taxes, commonly known as EBIT. CIBC World Markets also reviewed equity market values as a multiple of estimated calendar year 2000 earnings per share, commonly known as EPS. CIBC World Markets then applied a range of selected multiples derived from the selected companies of latest 12 months revenues, EBITDA and EBIT and calendar year 2000 estimated EPS to corresponding financial data of the Company. All multiples were based on closing stock prices on April 19, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for the Company were based on internal estimates of the management of the Company. This analysis indicated an implied equity reference range for the Company of approximately $10.50 to $15.75 per Share, as compared to the cash consideration in the Offer and the Merger of $11.50 per Share.

   Precedent Transaction Analysis. CIBC World Markets analyzed the implied transaction and purchase price multiples paid in the following four selected merger and acquisition transactions in the pre-engineered metal buildings industry:

   Target                   Acquiror
   ------                   --------
   .Miller Building
     Systems, Inc.          .Modtech Holdings, Inc.
   .American Buildings
     Company                .Onex Corp.
   .Associated Building
     Systems Inc.           .Jenisys Engineered Products, a division of Jannock Ltd.
   .Mesco Metal Buildings,  .NCI Building Systems, Inc.
      a division
      of Anderson
      Industries, Inc.

   CIBC World Markets compared transaction values in the selected transactions as multiples of latest 12 months revenues, EBITDA and EBIT, and purchase prices as a multiple of, among other things, latest 12 months EPS. CIBC World Markets then applied a range of selected multiples derived from the selected transactions (excluding the transaction between Miller Building Systems, Inc. and Modtech Holdings, Inc., which was terminated on October 18, 1999) of latest 12 months revenues, EBITDA, EBIT and EPS to corresponding financial data of the Company. All multiples for the selected transactions were based on publicly available financial information. This analysis indicated an implied equity reference range for the Company of approximately $13.75 to $17.50 per Share, as compared to the cash consideration in the Offer and the Merger of $11.50 per Share. CIBC World Markets noted that each of the selected transactions involved a change of control of the target company and, therefore, the results of this analysis were based on generally higher transaction value and purchase price multiples than those which may be paid in minority buyout transactions similar to the Offer and the Merger.

   Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate over calendar years 2000 through 2003. CIBC World Markets based its analysis on three scenarios, a management case, a downside case and a recession case, each prepared by the management of the Company. The management case was based on the current stand-alone management projections of the Company, the downside case was based on adjustments to the management case to reflect the potential for reduced revenues and increased expenses in the event of an economic downturn in the pre-engineered metal buildings industry and the recession case was based on adjustments to the downside case to reflect the potential for further reduced revenues and increased expenses in the event of a general economic recession.

   CIBC World Markets calculated the range of estimated terminal values for the Company by applying terminal value multiples of 3.5x to 4.5x to the Company's estimated calendar year 2003 EBITDA under each scenario. The cash flows and terminal values were then discounted to present value using discount rates ranging from 12.0% to 15.0%. This analysis indicated an implied equity reference range for the Company of approximately $13.50 to $16.50 per Share for the management case, approximately $11.50 to $14.00 per Share for the downside case and approximately $10.25 to $12.75 per Share for the recession case, as compared to the cash consideration in the Offer and the Merger of $11.50 per Share. CIBC World Markets did not consider separately the results for each of the three scenarios, but rather considered the results of this analysis taken as a whole.

   Leveraged Buyout Analysis. CIBC World Markets derived an implied equity reference range for the Company by performing a leveraged buyout analysis based on each of the management case, the downside case and the recession case and estimated rates of return for a financial buyer. In this analysis, CIBC World Markets utilized financial projections for the years 2000 through 2003 prepared by the management of the Company under each scenario. CIBC World Markets also assumed a capitalization structure based generally on financing requirements in the current credit market, a range of required rates of return to a financial buyer of 30.0% to 40.0% and a range of EBITDA terminal multiples of 3.5x to 4.5x for each scenario. This analysis indicated an implied equity reference range for the Company of approximately $11.25 to $13.50 per Share for the management case, approximately $10.50 to $12.00 per Share for the downside case and approximately $10.25 to $11.75 per Share for the recession case, as compared to the cash consideration in the Offer and the Merger of $11.50 per Share.

   Premiums Paid Analysis. CIBC World Markets reviewed the premiums paid in 82 domestic minority buyout transactions effected between January 13, 1997 and March 29, 2000. CIBC World Markets then applied the average of the 25th percentile, 50th percentile and 75th percentile premiums derived from these transactions based on the closing stock prices of the target company one trading day, one week and four weeks prior to public announcement of the transaction to the closing stock price of the Company one day prior to December 7, 1999 (the date on which the Company publicly announced that it had received an offer from Heico and its affiliates to acquire all outstanding Shares, other than those shares held by Heico and its affiliates, for $10.00 per Share). This analysis indicated an implied equity reference range for the Company of approximately $9.00 to $11.00 per Share, as compared to the cash consideration in the Offer and the Merger of $11.50 per Share.

   Other Factors. In rendering its opinion, CIBC World Markets also reviewed and considered, among other things:

  . historical market prices and trading volumes for the Shares, including the fact that the high closing market price for the Shares reported on the New York Stock Exchange over the period from April 16, 1999 to April 19, 2000 was $11.00 on May 28, 1999; and

  . the relationship between movements in the Shares, movements in the common stock of the selected companies and movements in the S&P 500 Index.

   Miscellaneous. The Company has agreed to pay CIBC World Markets upon delivery of its opinion an aggregate financial advisory fee of $500,000. The Company also has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel, and to indemnify CIBC World Markets and related parties, to the full extent lawful, from and against liabilities, including liabilities under the federal securities laws, incurred in connection with CIBC World Markets' engagement.

   The Special Committee selected CIBC World Markets because of CIBC World Markets' reputation, experience and expertise. As part of CIBC World Markets' investment banking business, CIBC World Markets is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of the Company and its affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

5. Purpose and Structure of the Offer and the Merger; Plans for the Company

   Purpose and Structure of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent Group, through Purchaser, to acquire the entire equity interest in the Company. The Offer will enable Parent Group to acquire as many outstanding Shares not beneficially owned by Parent Group as possible as a first step in acquiring the entire equity interest in the Company. Through the Merger, Parent Group will acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be entirely owned by Parent Group.

   Under the DGCL, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. While the approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the votes cast by all stockholders of the Company entitled to vote thereon, Purchaser already has voting power in excess of that amount. Furthermore, if the Offer is consummated and Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the "short-form" merger ("Short-Form Merger") provisions of Section 253 of the DGCL, without any action by any other stockholder of the Company or the Board of Directors. In such event, Purchaser intends to effect a Short-Form Merger as promptly as practicable following the purchase of Shares in the Offer.

   If the number of Shares tendered in the Offer, when combined with the number of Shares owned by Purchaser represents less than 90% of the Company's outstanding Common Stock, the Purchaser will not be obligated to purchase the tendered Shares or proceed with the Merger. However, Purchaser may waive the condition to the Offer that the number of Shares tendered, when combined with the number of shares owned by Purchaser, represents at least 90% of the Company's outstanding Common Stock. Purchaser may then submit the Merger Agreement and the consummation of the transactions contemplated thereby for approval and adoption by a vote of the stockholders of the Company. In such event, Purchaser's vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby would be sufficient to satisfy the requirements under the DGCL to effect the Merger.

   Plans for the Company After the Offer and the Merger. Pursuant to the Merger Agreement, upon completion of the Offer, Parent Group and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS--The Transaction Documents; The Merger Agreement."

   Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, Public Stockholders will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the consummation of the Merger and will not have any right to vote on corporate matters. In addition, Public Stockholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the issued and outstanding shares of Common Stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending at this time. However, such Public Stockholders will not face the risk of losses generated by the Surviving Corporation's operations or any decrease in the value of the Surviving Corporation after the consummation of the Merger.

   The Shares are currently traded on the New York Stock Exchange. However, as a result of the Merger, the Company will be entirely owned by Parent Group and there will be no public market for the Shares. Following the consummation of the Merger, Shares will no longer be quoted on the New York Stock Exchange and Purchaser intends to terminate the registration of the Shares under the Exchange Act. Accordingly, after the

Merger there will be no publicly traded equity securities of the Company. Moreover, the Company will no longer be required to file periodic reports with the Commission under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and 10% stockholders will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares. See "THE TENDER OFFER--Effect of the Offer on the Market for the Common Stock; Exchange Act Registration." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

   The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time, and the officers of the Company immediately prior to the Effective Time, will be the directors and the officers, respectively, of the Surviving Corporation after the Merger, until their respective successors are elected or appointed and qualified in accordance with applicable law.

   It is currently expected that the business and operations of the Surviving Corporation after the Merger will be conducted substantially as they are currently being conducted by the Company. Other than by virtue of the Merger and the other transactions contemplated by the Merger Agreement and except as otherwise described above or elsewhere in this Offer to Purchase, Parent Group and Purchaser have no current plans or proposals that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Surviving Corporation or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Surviving Corporation or any of its subsidiaries; (iii) any material change in the Surviving Corporation's capitalization or dividend policy or indebtedness;
(iv) any change in the management of the Surviving Corporation, the composition of the Board of Directors or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Surviving Corporation's corporate structure or business. However, the Surviving Corporation's management will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or individual policy that it considers to be in the best interests of the Surviving Corporation and its shareholders. Management may, from time to time, evaluate and revise the Surviving Corporation's business, operations and properties and make such changes as are deemed appropriate.

6. Rights of Stockholders in the Offer and the Merger

   No dissenter's or appraisal rights are available to stockholders in connection with the Offer. If the Merger is consummated, however, record stockholders of the Company who have not validly tendered their Shares or voted in favor of the Merger (if a vote is required) will have certain rights under the DGCL to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262"), a copy of which is attached as Schedule II to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any such judicial determination of the fair value of Shares could be based upon any valuation method or combination of methods the court deems appropriate to use. The value so determined could be more than, equal to, or less than the Offer Price or Merger Consideration. In addition, such stockholders may be entitled to receive payment of a fair rate of interest from the Effective Time on the amount determined to be the fair value of their Appraisal Shares. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

   Under Section 262, if the Merger is submitted to a vote of the stockholders of the Company at a meeting thereof, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of the Company's stockholders entitled to appraisal rights that such rights are available. If the Merger is approved without a vote of the stockholders of the Company, the Company, either before the Effective Time or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the approval of the Merger and that appraisal rights are available. In either case, the notice must include a copy of
Section 262.

   If the Merger is submitted to a vote of the stockholders of the Company at a meeting thereof, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company before the taking of the vote on the Merger or within 20 days after the date of mailing the notice described in the preceding paragraph, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the Effective Time. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the Effective Time, will lose any right to appraisal in respect of such Appraisal Shares.

   If the Merger is approved without a vote of the stockholders of the Company, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company, within 20 days after the date of mailing the notice by the Company described above, a written demand for appraisal of such holder's Appraisal Shares.

   A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of such Appraisal Shares.

   A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the record holder to execute the demand for appraisal and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of Appraisal Shares.

   A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

   Within 120 days after the Effective Time, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holders' Appraisal Shares. There is no present intention on the part of Purchaser to file an appraisal petition on behalf of the Company, and stockholders who seek to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of Appraisal Shares. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the Merger (if applicable) and with respect to which demands for appraisal were received as well as the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

   If a petition for appraisal is timely filed, after a hearing on such petition the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value from the Effective Time.

   The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

   At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw its demand for appraisal and to accept the Merger Consideration. After this period, the stockholder may withdraw such holder's demand for appraisal only with the consent of Purchaser. If any stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal.

   Except as otherwise disclosed in the Offer to Purchase, none of Purchaser or Parent Group have made any provision in connection with the Offer or the Merger to obtain counsel or appraisal services for unaffiliated security holders at the expense of Purchaser or Parent Group. As of April 20, 2000, Parent Group beneficially owned an aggregate of 11,572,975 Shares (representing 71.9% of the then outstanding Shares). As of April 20, 2000, Messrs. Roskovensky and Sage each beneficially owned 140,000 and 250,112 Shares, respectively (representing 0.9% and 1.6% of the then outstanding Shares, respectively). The directors and executive officers of the Company (other than Messrs. Heisley, Roskovensky and Sage), as a group, beneficially owned an aggregate of 267,719 Shares (representing 1.7% of the then outstanding Shares) as of April 20, 2000.

7. The Transaction Documents

 The Merger Agreement

   The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been included as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company--Additional Information".

   The Offer. The Merger Agreement provides for the commencement of the Offer. The obligation of Purchaser to commence the Offer and to accept for payment, and to pay for, any shares of Common Stock tendered pursuant to the Offer, is subject to the satisfaction of certain conditions that are set forth below the caption "THE TENDER OFFER--Conditions of the Offer" (such conditions, the "Offer Conditions"). Purchaser may waive any of the Offer Conditions or make any other changes in the terms and conditions of the Offer without the prior written consent of the Company or the Special Committee. Notwithstanding the foregoing, Purchaser has agreed that, without the prior written consent of the Company, no changes may be made that (i) reduce the maximum number of Shares subject to the Offer, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, or (iv) amend or modify the Offer Conditions in any manner adverse to the holders of Shares. Under the terms of the Merger Agreement, Purchaser may, without the consent of the Company, extend the Offer: (i) if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) from time to time, for an aggregate period of not more than ten business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. If at the scheduled Expiration Date of the Offer, all of the Offer Conditions have been satisfied, Purchaser shall immediately accept and promptly pay for all Shares tendered.

   The Merger. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will be the Surviving Corporation of the Merger and will be entirely owned by Parent Group. In the Merger, each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent Group or Purchaser or held by the Company, all of which shall be cancelled, and Shares held by stockholders who perfect appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the DGCL) the closing of the Merger shall occur promptly following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

   Treatment of Restricted Stock. The Merger Agreement provides that the vesting of all Shares issued pursuant to the Company's Long Term Incentive Plan that are then subject to restrictions (the "Restricted Stock") will be accelerated at or prior to the Effective Time. Each share of Restricted Stock will be converted into the right to receive the Merger Consideration with the same terms as the remaining shares of Common Stock (other than Shares owned by Parent Group, Purchaser or held by the Company and Shares held by stockholders who perfect appraisal rights under the DGCL).

   Stockholder Meeting. The Merger Agreement provides that, if required by applicable law, the Company, acting through the Board of Directors, shall (i) call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting on the Merger Agreement and the transactions contemplated thereby,
(ii) unless Purchaser or other stockholders of the Company execute consents in lieu of a meeting adequate to approve the Merger, hold the Stockholder Meeting as soon as practicable after the purchase of Shares pursuant to the Offer and
(iii) unless taking such action would be inconsistent with the fiduciary duties of the directors of the Company or of the Company's directors constituting the Special Committee, as determined by such directors in good faith after consultation with independent legal counsel, recommend to its stockholders the approval of the Merger Agreement and the transactions contemplated thereby. If a Stockholder Meeting is called, unless Purchaser or other stockholders of the Company execute consents in lieu of a meeting adequate to approve the Merger, the Company will use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, unless otherwise required by applicable fiduciary duties of the directors of the Company or of the Company's directors constituting the Special Committee, as determined by such directors in good faith after consultation with independent legal counsel. At the Stockholder Meeting, Purchaser will cause all the Shares then owned by Purchaser or any subsidiary or affiliate of Purchaser to be voted in favor of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Purchaser, or any other direct or indirect subsidiary of Purchaser, acquires at least 90 percent of the outstanding Shares, the parties to the Merger Agreement shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a vote of stockholders of the Company, in accordance with the "Short-Form Merger" provisions of the DGCL. Unless Purchaser or other stockholders of the Company execute consents in lieu of a meeting adequate to approve the Merger, the Merger Agreement is required to be submitted to the stockholders of the Company whether or not the Board of Directors determines at any time subsequent to declaring its advisability that the Merger Agreement is no longer advisable and recommends that the stockholders reject it.

   Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence and, subject to certain limitations, the qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the due authorization, execution, and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal; (iv) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding; (v) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (vi) compliance with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, in connection with each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by the Company since December 31, 1996, the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act and any schedule required to be filed by the Company with the Commission or any amendment or supplement thereto; (vii) subject to certain exceptions and limitations, the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits, proceedings, arbitrations, investigations or audits; (viii) the absence of certain changes or effects; (ix) certain fees in connection with the transactions contemplated by the Merger Agreement; (x) receipt of the opinion of CIBC World Markets; (xi) state takeover statutes; and (xii) the required vote of stockholders of the Company with respect to the transactions contemplated by the Merger Agreement.

   Purchaser has also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Purchaser;
(ii) the due authorization, execution and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by Purchaser and the absence of any violations, breaches or defaults which would result from compliance by Purchaser with any provision of the Merger Agreement; (iv) the interim operations by Purchaser; (v) the sufficiency of funds available to Purchaser for the consummation of the Offer and the Merger and (vi) absence of any material misstatements or omissions in this Offer to Purchase, the Schedule TO and the exhibits thereto.

   Conduct Until the Merger. The Company has agreed that from the date of the Merger Agreement to the Effective Time, unless disclosed to Purchaser at the time of the execution of the Merger Agreement or Purchaser has consented in writing thereto, the Company will, and will cause each of its subsidiaries to:
(i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof, notify Purchaser of the existence of any breach of any representation or warranty contained in the Merger Agreement (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained in the Merger Agreement no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to be no longer true and correct in any material respect). The Merger Agreement defines a Material Adverse Effect as a material adverse effect on the business, operations, assets or financial condition of the Company.

   The Company has also agreed that from the date of the Merger Agreement to the Effective Time, unless disclosed to Purchaser at the time of the execution of the Merger Agreement or Purchaser has consented in writing thereto, the Company will not, and will not permit any of its subsidiaries to,

     (i) amend its certificate of incorporation or by-laws;

     (ii) issue, sell or pledge (A) any shares of its capital stock or other ownership interest in the Company or its subsidiaries, (B) any securities convertible into or exchangeable for any such shares or other ownership interest, or (C) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing);

     (iii) effect any stock split or otherwise change its capitalization as it existed on the date of the Merger Agreement, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its subsidiaries;

     (iv) (A) accelerate or waive any or all of the goals, restrictions or conditions imposed under any restricted stock award, or (B) issue, sell, grant or award any shares of capital stock or any right to acquire shares of capital stock under any Company stock plan (except as otherwise required by such plan);

     (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the subsidiaries to the Company);

     (vi) mortgage or otherwise encumber, subject to any encumbrance, or sell, lease or otherwise dispose of any of its property or assets (including capital stock of its subsidiaries), other than encumbrances that are incurred in the ordinary course of business, consistent with past practice, the sale or disposition of inventory in the ordinary course of business or the sale, lease, encumbrance or other disposition of assets which, individually or in the aggregate, are obsolete or not material to the Company and its subsidiaries taken as a whole;

     (vii) (A) acquire by merger, purchase or any other manner, any business or entity or any division thereof for consideration in excess of $500,000 in the aggregate; or (B) otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice and the acquisition of assets for consideration in excess of $500,000 in the aggregate;

     (viii) except for borrowings under existing credit facilities and excepting transactions between the Company and any subsidiary, incur or assume any long-term or short-term debt or issue any debt securities or assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other person, other than obligations (other than debt) of its subsidiaries incurred in the ordinary course of business;

     (ix) (A) make any loans, advances or capital continuations to, or investments in, any other person (other than to subsidiaries of the Company), except with respect to commitments outstanding on the date of the Merger Agreement, or (B) forgive any loans, advances or capital contributions to, or investments in, any other person (other than with respect to subsidiaries of the Company) for an amount in excess of $500,000 in the aggregate (as to clauses (A) and (B) collectively);

     (x) except as contemplated by the Merger Agreement or in the ordinary course of business consistent with past practice (A) increase the compensation payable or to become payable to its officers or employees, (B) other than in accordance with existing policies and arrangements, grant any severance pay to the Company's officers, directors or employees or (C) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable law or the terms of a collective bargaining agreement or a contractual obligation existing on the date of the Merger Agreement;

     (xi) change any of the accounting principles or practices used by the Company, except as may be required by generally accepted accounting principles;

     (xii) pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such material claims, material liabilities or material obligations in the ordinary course of business and consistent with past practice or (B) material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company's filings with the Commission;

     (xiii) agree to the settlement of any claim or litigation, which settlement would have a Material Adverse Effect;

     (xiv) make, change or rescind any material tax election (other than recurring elections that customarily are made in connection with the filing of any tax return; provided that any such elections are consistent with the past practices of the Company or its Subsidiaries, as the case may be); or settle or compromise any material tax liability that is the subject of any audit, claim for delinquent taxes, examination, action, suit, proceeding or investigation by any taxing authority;

     (xv) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

     (xvi) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any of its subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its subsidiaries;

     (xvii) materially modify, amend or terminate any material contract, or waive, relinquish, release or terminate any right or claim, in each case, except in the ordinary course of business consistent with past practice;

     (xviii) other than with respect to commitments outstanding as of the date of the Merger Agreement, make any capital expenditures for the Company and its subsidiaries in excess $1,000,000, in the aggregate;

     (xix) take any action to cause the Common Stock to be delisted from the New York Stock Exchange prior to the consummation of the Offer; or

     (xx) agree in writing or otherwise to take any of the foregoing actions.

   Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the closing date of the Merger, the Company has agreed, and has agreed to cause its subsidiaries to, (i) give Purchaser and its authorized representatives reasonable access, upon reasonable notice and during reasonable hours to all books, records, personnel, offices and other facilities and properties of the Company and its subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to the Merger Agreement shall affect any representations or warranties made by the Company therein or the conditions to the obligations of Purchaser to consummate the transactions contemplated thereby. Purchaser has agreed to hold all information furnished on a confidential basis by or on behalf of the Company or any of its subsidiaries in confidence.

   No Solicitation. The Company has agreed in the Merger Agreement (a) that from the date of the Merger Agreement to the Effective Time, neither it nor any of its subsidiaries will, and it will direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or any of its subsidiaries to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform such parties of the obligations undertaken under the no solicitation provision of the Merger Agreement; and (c) that it will notify Purchaser immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company; provided, however, that the no solicitation provision shall not prohibit the Company or its subsidiaries, upon approval by the Special Committee, from (i) prior to the acceptance for payment of Shares pursuant to the Offer, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of substantially all of the assets of the Company, a business combination or other similar transaction, if, and only to the extent that, (A) such proposal was not initially solicited, encouraged or knowingly facilitated by the Company, its subsidiaries or their agents in violation of the no solicitation provision of the Merger Agreement,
(B) such proposal is not subject to a financing condition and involves consideration that provides a higher value per share than the Merger Consideration, (C) the Board of Directors, or the Special Committee, determines in good faith based on the advice of outside counsel that the failure to take such action would be inconsistent with its fiduciary duties to stockholders imposed by law, and (D) prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and
(ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in the no solicitation provision of the Merger Agreement (x) permits the Company to terminate the Merger Agreement (except as specifically provided in the termination provisions of the Merger Agreement), (y) permits the Company to enter into any agreement with respect to an Alternative Proposal during the term of the Merger Agreement, or (z) affects any other obligation of the Company under the Merger Agreement.

   Fees and Expenses. Except as set forth below or as otherwise provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees, costs and expenses.

   In the Merger Agreement, the Company has agreed that, under certain circumstances, it will reimburse Purchaser and its affiliates for their out-of-pocket expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Company is obligated to pay Purchaser's out-of-pocket expenses under the following circumstances: (i) Purchaser terminates the Merger Agreement because of the failure of the condition to the Offer that the representations and warranties made by the Company in the Merger Agreement that are qualified by materiality or Material Adverse Effect are true and correct in all respects when made or thereafter have ceased to be true and correct in all respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), the other representations and warranties made by the Company in the Merger Agreement are true and correct in all material respects when made or thereafter have ceased to be true and correct in all respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date) or because the Company has breached and failed to have complied in all material respects with any of its obligations under the Merger Agreement; (ii) the Special Committee terminates the Merger Agreement in accordance with its terms because of an Alternative Proposal which the Special Committee in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger and the Special Committee determines in good faith based on advice of outside counsel that the failure to take such action would be inconsistent with its fiduciary duties to stockholders imposed by law; or
(iii) if prior to purchasing any Shares pursuant to the Offer, Purchaser terminates the Merger Agreement because the Special Committee shall have withdrawn or modified in a manner that is materially adverse to Purchaser its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for the Shares or the Special Committee shall have resolved to do any of the foregoing.

   Under the terms of the Merger Agreement, Purchaser has agreed that, under certain circumstances, it will reimburse the Company for its out-of-pocket expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Purchaser will be obligated to pay the Company's out-of-pocket expenses if the Special Committee terminates the Merger Agreement because Purchaser has breached in any material respect any of their respective representations, warranties or covenants contained in the Merger Agreement.

   Filings; Other Actions. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Company and Purchaser have agreed to:

     (a) use their reasonable best efforts to cooperate with one another in
  (i) determining which filings are required to be made prior to the expiration of the Offer or the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental entities or other third parties in connection with the execution and delivery of the Merger Agreement and other ancillary documents and the consummation of the transactions contemplated thereby and (ii) timely make all such filings and timely seek all such consents, approvals, permits, authorizations and waivers; and

     (b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of Purchaser and the Surviving Corporation are required to take all such necessary action.

   Conditions to the Merger. The obligations of Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable law, the Merger Agreement and the Merger shall have been approved by the requisite vote of such holders; and (ii) no United States federal or state governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order decree, injunction or other order which is in effect and prohibits or has the effect of prohibiting the consummation of the Merger or makes the consummation of the Merger illegal.

   Termination. The Merger Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

     (a) by mutual written consent of the Purchaser and the Special
  Committee;

     (b) by Purchaser or the Special Committee,

       (i) if either (x) the purchase of Shares pursuant to the Offer has not been consummated on or before June 19, 2000, or (y) the Effective Time shall not have occurred on or before September 18,

    2000 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of consummation of the purchase of Shares pursuant to the Offer on or before June 19, 2000 or the Effective Time to occur on or before September 18, 2000); or

       (ii) if there shall be any law that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

     (c) by the Special Committee,

        (i) if there is an Alternative Proposal which the Special Committee in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger, and the Special Committee determines in good faith, based upon advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to stockholders imposed by law; provided, however, that this right to terminate shall not be available in certain circumstances; or

       (ii) if Purchaser shall have breached in any material respect any of their respective representations, warranties or covenants contained in the Merger Agreement; or

     (d) by Purchaser,

       (i) prior to the acceptance of any Shares under the Offer, if due to an occurrence or circumstance that would result in the failure of any of the Offer Conditions, Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, unless such failure to accept Shares for payment or to pay for Shares shall have been caused by or resulted from the failure of Purchaser to perform any obligation of either of them contained in the Merger Agreement;

       (ii) prior to the purchase of any Shares validly tendered pursuant to the Offer, if the Special Committee shall have withdrawn or modified in a manner that is materially adverse to Purchaser its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or if the Special Committee shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for the Shares, or the Special Committee shall have resolved to do any of the foregoing.

   Indemnification. The Merger Agreement provides that the Surviving Corporation will maintain in effect for not less than six years after the Effective Time the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company), with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% of the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Purchaser or the Surviving Corporation will only be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap. Purchaser has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Offer and the Merger and shall continue in full force and effect in accordance with their respective terms.

   Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the boards of directors of the Company and Purchaser and, in the case of the Company, with the approval of the Special Committee at any time before or after adoption of the Merger Agreement by the stockholders of the Company (if required); provided, however, that after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of, or the income tax consequences to, the Public Stockholders thereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and the Company.

8. Interests Of Certain Persons In The Offer And The Merger

   In considering the recommendations of the Board of Directors and the Special Committee, stockholders should be aware that certain officers and directors of Heico, Purchaser and the Company have interests in the Offer and the Merger which are described below and which may present them with certain potential conflicts of interest. As a result of Parent Group's current ownership of approximately 71.9% of the outstanding Shares and five of the Company's eight directors being officers or directors of Heico, Purchaser or one of their respective affiliates, Parent Group may be deemed to control the Company.

   Mr. Michael E. Heisely, Sr., a director of the Company and its Chief Executive Officer, is the Manager, President and Chief Executive Officer of Heico, and is a director and President of Purchaser. Mr. E.A. Roskovensky, a director of the Company and its President and Chief Operating Officer, is a director of Purchaser. Mr. Stanley H. Meadows, a director of the Company, is a director of Purchaser. Mr. Andrew G.C. Sage II, Chairman and a director of the Company, is a director of Purchaser. Mr. Michael E. Heisley, Jr., a director of the Company, is a director of Purchaser.

   As of April 20, 2000, the directors and executive officers of the Company (other than Messrs. Heisley, Roskovensky and Sage), as a group, beneficially owned an aggregate of 267,719 Shares (representing 1.7% of the then outstanding Shares). As of April 20, 2000, Mr. Berman, the member of the Special Committee, beneficially owned an aggregate of 1,127 Shares (representing less than 1% of the then outstanding Shares). All Shares held by directors and executive officers (other than Shares held by Messrs. Heisley, Roskovensky and Sage) will be treated in the Offer and the Merger in the same manner as Shares held by the Public Stockholders. Shares beneficially owned by Messrs. Heisley, Roskovensky and Sage (through their ownership of Purchaser) will not be tendered in the Offer and will be converted into common stock of the Surviving Corporation. In the aggregate, the directors and executive officers of the Company (other than Messrs. Heisley, Roskovensky and Sage) will be entitled to receive approximately $3,078,769 for their Shares upon consummation of the Offer and the Merger (based upon the number of Shares owned as of April 20, 2000) and the member of the Special Committee, in addition to the Compensation described under "--Background of the Offer and the Merger; Contact with the Company," will be entitled to receive an aggregate of approximately $12,961 for his Shares upon consummation of the Offer and the Merger (based upon the number of Shares owned as of April 20, 2000).

   Mr. Berman is entitled to receive compensation in the amount of $25,000 in addition to a per meeting fee of $1,000 for his service on the Special Committee.

   The Special Committee and the Board of Directors were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Offer and the Merger."

9. Beneficial Ownership Of Shares

   The following table sets forth certain information, as of April 20, 2000, regarding the ownership of Common Stock by Purchaser, Parent Group and each director or executive officer of Purchaser or Heico. To the best of the knowledge of Purchaser and Parent Group, after making reasonable inquiry, all directors and executive officers of the Company (other than Messrs. Heisley, Roskovensky and Sage) currently intend to tender their Shares pursuant to the Offer, except to the extent that tendering would subject any such director or executive officer to "short-swing profit" under Section 16(b) of the Exchange Act. In addition, based upon disclosures made by the Company in its Schedule 14D-9, Purchaser and Parent Group understand that all executive officers, other directors, affiliates and subsidiaries of the Company (other than Messrs. Heisley, Roskovensky and Sage) intend to tender the Shares held of record or beneficially owned by them (other than Restricted Stock, as defined in the Robertson-Ceco Corporation Long Term Incentive Plan, which will be converted into the right to receive the Offer Price). Except as indicated below, the executive officers and directors of Heico and Purchaser do not own any Shares.

                                            Number of Shares     Percent of
                                              Beneficially      Common Stock
      Name of Beneficial Owner                  Owned(a)     Beneficially Owned
      ------------------------              ---------------- ------------------
      Andrew G. C. Sage II.................       250,112           1.55%
      Michael E. Heisley, Sr...............    11,182,863(b)       69.47%
      Stanley G. Berman....................         1,127              *
      Stanley H. Meadows...................           964              *
      Gregg C. Sage........................       250,112(c)        1.55%
      E. A. Roskovensky....................       140,000              *
      Ronald D. Stevens....................        15,000(d)           *
      Michael E. Heisley, Jr...............           516              *
      Larry W. Gies .......................             0              *
      Richard Dentner......................             0              *
      Total of all shares beneficially
       owned by all executive officers and
       directors as a group (10 Persons)...    11,590,582(e)       72.01%

--------
* less than 1%
(a) Unless otherwise indicated, the shares shown in the table are those as to which the beneficial owner has sole voting and investment power with the exception of those restricted shares issued under the Company's 1991 Long Term Incentive Plan (the "Long Term Incentive Plan") as to which such persons have sole voting power.
(b) Mr. Heisley, the Chief Executive Officer and a director of the Company, has sole voting and dispositive power over: (a) 1,127 shares owned by Mr. Heisley, (b) 9,015,236 shares beneficially owned by The Heico Companies, LLC (formerly known as Heisley Investments Limited Partnership), and (c) 2,166,500 shares beneficially owned by Heico Holding, Inc. (formerly known as Pettibone Corporation).
(c) Includes all shares owned by Sage Capital Corporation ("Sage Capital") and deemed to be beneficially owned by Mr. Andrew G. C. Sage II. Mr. Gregg C. Sage has 25% ownership in and is a Managing Director of Sage Capital, and may be deemed to share voting and investment power over the shares of Common Stock held by Sage Capital. Mr. Gregg C. Sage disclaims beneficial ownership of such Common Stock.
(d) Consists of restricted shares of the Company's Common Stock granted under the Long Term Incentive Plan the basis of which remain subject to restrictions.
(e) Includes restricted shares of the Company's Common Stock granted to Mr. Stevens under the Long Term Incentive Plan.

10. Related Party Transactions and Transactions in Common Stock

   The Company paid $240,000 during each of the years ended 1997, 1998 and 1999, to an affiliated company of Mr. Heisley for manufacturing and certain other consulting services.

   On January 7, 1998, Heico entered into a Stock Purchase Agreement with Hemisphere Investment L.P. whereby Heico would purchase a total of 541,611 shares of Common Stock for $10 per Share, or an aggregate purchase price of $5,416,110. The terms of such transaction provided that Heico would purchase 491,611 shares of Common Stock on January 7, 1998 for $4,916,110 and 50,000 shares on June 2, 1998 for $500,000. On

October 12, 1999, Heico purchased 374,292 shares of Common Stock at $10 per share. Heico also purchased 87,700 shares of Common Stock of October 22, 1999 at $10 per share and 152,300 shares of Common Stock on November 9, 1999 at $10 per share. On April 17, 2000, Heico purchased 26,500 shares of Common Stock at $10.75 per share from Frank A. Benevento II, a director of the Company.

11. Certain United States Federal Income Tax Consequences

   THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL ASSETS, NOR DOES IT ADDRESS HOLDERS WHO HOLD SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, OR WHO RECEIVED SHARES UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). FURTHERMORE, THE DISCUSSION DOES NOT ADDRESS THE TAX TREATMENT OF HOLDERS WHO EXERCISE DISSENTERS' RIGHTS IN THE MERGER, NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION.

   THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the Effective Time), the Shares were held for more than one year.

   Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. In order to avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

   All stockholders tendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

12. Fees And Expenses

   The following is an estimate of expenses to be incurred in connection with the Offer and the Merger. The fees and expenses of CIBC World Markets are also discussed in "--Opinion of the Special Committee's Financial Advisor." The Merger Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by the party incurring such costs and expenses, except in certain circumstances where Purchaser or the Company is required to reimburse the other party for its out-of-pocket expenses. See "--The Transaction Documents; The Merger Agreement--Fees and Expenses."

   The following table presents the estimated fees and expenses to be incurred in connection with the Offer and the Merger:

      Financial Advisors Fees....................................... $  500,000
      Legal Fees and Expenses....................................... $  300,000
      Printing and Mailing.......................................... $   75,000
      Filing Fees................................................... $   10,405
      Depositary Fees............................................... $   30,000
      Special Committee Fees and Expenses........................... $   30,000
      Miscellaneous................................................. $   75,000
                                                                     ----------
          Total..................................................... $1,020,405
                                                                     ==========

                               THE TENDER OFFER

1. Terms of the Offer

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth below in "--Withdrawal Rights" as soon as practicable after the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on June 2, 2000 unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   The Offer is subject to certain conditions set forth in "--Conditions of the Offer." If the Offer Conditions are not satisfied or any of the events specified in "--Conditions of the Offer" have occurred or are determined by Purchaser to have occurred prior to the Expiration Date, Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to waive any Offer Condition or otherwise amend the Offer in any respect by giving oral or written notice of such waiver or amendment to the Depositary. Notwithstanding the foregoing, Purchaser has agreed that, without the prior written consent of the Company, no changes may be made that (i) reduce the maximum number of Shares subject to the Offer, (ii) decrease the Offer Price,
(iii) change the form of consideration payable in the Offer or (iv) amend or modify the Offer Conditions in any manner adverse to the holder of Shares.

   In the Merger Agreement, Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer if all of the Offer Conditions are satisfied or waived, except that Purchaser may, without the consent of the Company, extend the Offer: (i) if at the then scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived;
(ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) from time to time, for an aggregate period of not more than ten business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. However, Purchaser will not extend the Offer if at the then scheduled Expiration Date all of the Offer Conditions have been satisfied (and notwithstanding the provision in the Merger Agreement permitting Purchaser to extend the Offer for up to 10 business days). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. Tendering stockholders will continue to have the right to withdraw any tendered Shares during such extension. See "--Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

   Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 of the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

   Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period ranging from three business days to twenty business days in length following the purchase of Shares on the initial Expiration Date (the "Subsequent Offering Period"). Purchaser currently intends to provide a Subsequent Offering Period of at least three business days and, if Parent Group and Purchaser own less than 90% of the outstanding Shares following expiration of the initial offering period and the purchase of all Shares tendered pursuant to the Offer during that period and the first three days of the Subsequent Offering Period, Purchaser will extend the Subsequent Offering Period until the earlier of (i) twenty business days from the initial Expiration Date and (ii) the time at which Parent Group and Purchaser become the owner of at least 90% of the outstanding Shares. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares that were not tendered prior to the expiration of the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed.

   During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business days period of the Offer has expired;
(ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the Offer; (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date; (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event Purchaser elects to extend the Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

   IF SHARES ARE PURCHASED ON THE EXPIRATION DATE, PURCHASER WILL INCLUDE A SUBSEQUENT OFFERING PERIOD FOR A PERIOD OF THREE BUSINESS DAYS. PURCHASER WILL EXTEND THE SUBSEQUENT OFFERING PERIOD UNTIL THE EARLIER OF (i) THAT TIME AT WHICH PARENT GROUP AND PURCHASER OWN AT LEAST 90% OF THE OUTSTANDING SHARES AND
(ii) TWENTY BUSINESS DAYS FROM THE INITIAL EXPIRATION DATE OF THE OFFER. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE OFFER PRICE WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD.

   The Company has provided Purchaser with the Company's stockholder lists and security position listings in respect of the Shares for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other relevant materials to stockholders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of stockholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

2. Acceptance for Payment and Payment for Shares

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "--Withdrawal Rights") as promptly as practicable after the Expiration Date. Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See "--Terms of the Offer," and "--Certain Legal Matters--Regulatory Approvals."

   The reservation by Purchaser of the right to delay the acceptance or purchase of, or payment for, the Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or to return the Shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

   In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering stockholders whose Shares have been accepted for payment.

   UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

   If any validly tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "--Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SUCH SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

   Purchaser reserves the right to assign to any other direct or indirect wholly owned subsidiary of Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares

   Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, a stockholder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, (b) the Certificates representing Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such stockholder's broker, dealer, commercial bank or trust company to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other firm which is a bank, broker, dealer, credit union or savings association (each of the foregoing being referred to as an "Eligible Institution" and collectively as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares who has not completed the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

   If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following guaranteed delivery procedures are duly complied with:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which the New York Stock Exchange is open for business.

   Any Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (unless Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser on the terms and subject to the conditions of the Offer.

   Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent Group, Purchaser or any of their respective affiliates, the Depositary, or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Appointment As Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints each designee of Purchaser as such stockholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after June 2, 2000). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

   Backup Withholding. Under United States federal income tax law, the amount of any payments made by the Depositary to stockholders (other than corporate and certain other exempt stockholders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify under penalties of perjury that such stockholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

4. Withdrawal Rights

   Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 3, 2000, or at such later time as may apply if the Offer is extended.

   If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described below. Any such delay will be an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "--Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

   Withdrawals of tendered Shares may not be rescinded without Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Parent Group, Purchaser or any of their affiliates, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "--Procedures for Tendering Shares."

5. Price Range Of Shares

   The primary market for the Shares is the New York Stock Exchange. The ticker symbol for the Shares is "RHH." The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock as reported on the NYSE Composite Transaction Reporting System. The Company did not pay cash dividends on its Common Stock during the periods set forth below.

                                                                  High     Low
                                                                -------- -------
      1998:
        First Quarter.......................................... 11       8 1/4
        Second Quarter......................................... 11       9 3/16
        Third Quarter.......................................... 10 3/16  8 1/8
        Fourth Quarter.........................................  8 5/8   7 1/4
      1999:
        First Quarter..........................................  8 7/16  7 1/4
        Second Quarter......................................... 11       7 1/4
        Third Quarter..........................................  9 15/16 7 3/4
        Fourth Quarter......................................... 10       7
      2000:
        First Quarter.......................................... 10       9 15/16
        Second Quarter (through May 3, 2000)................... 11 7/16  9 3/4

   On December 7, 1999, the last full trading day prior to the announcement of the $10 Offer, the closing market price per Share on the New York Stock Exchange was $7 7/8. On April 19, 2000, the last full trading day prior to the public announcement of the Offer, the closing market price per Share on the New York Stock Exchange was $9 7/8. On May 3, 2000, the last full trading day prior to the date of this Offer to Purchase, the closing market price per Share on the New York Stock Exchange was $11 3/8. Stockholders are urged to obtain current market quotations for the Company's Common Stock prior to tendering any Shares.

6. Certain Information Concerning the Company

   The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent Group, Purchaser or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to them.

   The Company was formed on November 8, 1990 by the merger (the "Combination") of H.H. Robertson, Inc. ("Robertson") and Ceco Industries, Inc. ("Ceco Industries") with and into The Ceco Corporation ("Ceco"), a wholly-owned subsidiary of Ceco Industries, with Ceco continuing as the surviving corporation under the name Robertson-Ceco Corporation. The Combination was accounted for using the purchase method, with Robertson deemed the acquirer.

   After the Combination, the Company and its subsidiaries operated in four business segments: (1) the Metal Buildings Group, which operated primarily in North America and is engaged in the manufacture, sale and installation of custom engineered metal buildings for commercial and industrial users; (2) the Building Products Group, which operated on a worldwide basis and was engaged in the manufacture, sale and installation of non-residential building components, including wall, roof and floor systems; (3) the Door Products Group which operated primarily throughout the United States and was engaged in the manufacture and distribution of metal, wood and fiberglass doors and frames for commercial and residential markets; and (4) the Concrete Construction Group, which operated throughout the United States and was engaged in the provision of subcontracting services for forming poured-in-place, reinforced concrete structures.

   Divestitures. During 1991, management began to develop and implement a series of restructuring actions designed to improve the Company's operational performance and liquidity. In connection with these restructuring initiatives, during the first quarter of 1992, the Company sold its Door Products Group, certain domestic Building Products businesses, and its Building Products subsidiary located in South Africa.

   In November 1993, the Company sold its Building Products subsidiary located in the United Kingdom. During the fourth quarter of 1994, the Company sold its remaining U.S. Building Products operation and the Cupples Products Division, which manufactured curtainwall systems, and commenced a plan to sell or dispose of its remaining European Building Products operations. In 1995, the Company sold its subsidiaries located in Holland and Spain and sold the Concrete Construction Group to a company which is controlled by the Company's Chief Executive Officer. In 1996, the Company sold its subsidiary located in Norway and its Building Products operations located in Australia, Northeast Asia and Southeast Asia. The Canadian Building Products business closed in 1999.

   In addition to the sale of and exit from the businesses discussed above, a series of other operational and financial restructuring actions have been taken during the period 1993 to the present, including downsizing the corporate office, closing or selling metal building plants and redistributing manufacturing operations and equipment from closed operations, consolidating and improving capacity and cost control at the remaining plants, reducing work force levels, and redefining management and operating policies.

   Metal Buildings Group. Today, the operations of the Company consist solely of the Metal Buildings Group. The Metal Buildings Group consists of three custom engineered metal building operations: Ceco Building Systems, Star Building Systems, and H.H. Robertson Building Systems (Canada). Custom engineered metal buildings account for a significant portion of the market for nonresidential low-rise buildings under 150,000 sq. ft. in size that are built in North America. Historically aimed at the one-story small to medium building market, the use of the product is expanding to large (up to 1 million sq. ft.), more complex, and multi-story (up to 4 floors) buildings. The product provides the customer with a custom designed building which generally is lower in cost than other construction and faster from concept to job completion.

   The Company's metal building systems are manufactured at six U.S. plants with one located in each of California, Mississippi, North Carolina and Tennessee (began operations in March 2000) and two in Iowa. The Company has one plant outside of the U.S. located in Ontario, Canada. The buildings are primarily sold through builder/dealer networks located throughout the United States and Canada. In addition to sales in North America, the Company sells its buildings to the Asian market. Buildings are distributed to the Asian market through a network of domestic and international builders.

   The principal materials used in the manufacture of custom engineered metal buildings are hot and cold rolled steel products that are readily available from many sources. The buildings consist of three components: primary structural steel, secondary structural steel and cladding. The buildings are erected by the builder/dealer network supplemented by subcontractors and, in certain cases, by Company erection crews.

   Financial Information. Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 1998 and 1999 fiscal years set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K"), beginning on page F-1 of such reports. This report may be inspected at, and copies may be obtained from, the same places and in the manner set forth below under "--Available Information," below.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

7. Certain Information Concerning Purchaser and Heico.

   Purchaser. Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of Purchaser are held by Heico, Mr. Roskovensky and Mr. Sage. The principal address of Purchaser is c/o The Heico Companies, LLC, 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is (312) 419-8220.

   Heico. Heico, a Delaware limited liability company, is a privately owned holding company headquartered in Chicago, Illinois which owns and operates a diversified portfolio of over thirty companies. Activities include construction equipment and services, heavy machinery, materials handling, food processing, and other interests. The principal executive offices of Heico are located at 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is (312) 419-8220.

   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Purchaser and Heico are set forth in Schedule I to this Offer to Purchase.

   During the last five years, none of Purchaser or Parent Group, or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Except as described in this Offer to Purchase (i) none of Purchaser or Parent Group, or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent Group, Purchaser or the Company, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Purchaser or Parent Group or to the best of their knowledge, any of the persons or entities referred to above has effected any transaction in such equity securities during the past 60 days.

   Except as described in this Offer to Purchase, none of Purchaser or Parent Group, or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1998, none of Purchaser or Parent Group, or to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contacts, negotiations or transactions between any of Purchaser, Parent Group, or their affiliates or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   Available Information. None of Purchaser or Parent Group is subject to the informational reporting requirements of the Exchange Act, nor are any of them required to file reports and other information with the Commission relating to its businesses, financial condition or other matters. Except as otherwise disclosed in this Offer to Purchase, none of Purchaser or Parent Group have made, or are making, any provision in connection with the Offer or the Merger to grant unaffiliated security holders access to the files of any of Purchaser or Parent Group.

8. Source And Amount Of Funds

   The Offer is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Common Stock pursuant to the Offer and to pay related fees and expenses is expected to be approximately $53,041,518.

   Contemporaneously with the consummation of the Offer, the Company will make a loan to Purchaser, to the extent not prohibited by applicable law, in an amount sufficient to allow Purchaser to acquire all of the shares of Common Stock pursuant to the Offer. Purchaser will pledge all shares of Common Stock held by Purchaser as security for the loan to the extent such pledge is not prohibited by applicable law and to the extent such pledge would not render the loan violative of applicable law. The loan will bear interest at a rate equal to the Company's cost of funds which will be payable in arrears on maturity. The loan will have a maturity of 120 days, unless extended by the Company and Purchaser. The loan will require the consent of the Company's lenders under the Credit Agreement (described below), which consent the Company believes it will be able to obtain prior to consummation of the Offer.

   The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

   The following information concerning the Company's financing agreements has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent Group, Purchaser or any of their affiliates assumes any responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent Group, Purchaser or any of their affiliates.

   On December 31, 1996, the Company entered into a credit agreement ("Credit Agreement") with a group of banks. Under the terms of the Credit Agreement, the lenders agreed to provide a term loan of up to $20 million, due June 30, 2001, which was paid in full in September 1998. At that date, the Company also reduced the amount available under the revolving credit and letter of credit facility from $25 million to $15 million maturing December 31, 2001. Up to $12 million of the revolving credit facility can be used to support outstanding letters of credit. Interest on the loans under the Credit Agreement is based on the prime or the Eurodollar rate plus a factor which depends on the Company's ratio of debt to earnings before taxes, interest, depreciation and amortization. In addition, the Company pays a commitment fee on the unused amounts of the credit facility. Availability under the revolving credit facility is based on eligible accounts receivable and inventory. As of December 31, 1999, the borrowing base was approximately $28.5 million. As collateral under the Credit Agreement, the Company has granted the lenders a security interest in all of the assets of the Company and certain subsidiaries. The Credit Agreement contains certain financial covenants restricting dividend payments, repurchase of Shares and issuance of additional debt, among other matters. Under the terms of the Company's Credit Agreement, $50.7 million was available for dividends or repurchase of Shares at December 31, 1999.

   At December 31, 1999, the Company had outstanding performance and financial bonds of $3.8 million, which generally provide a guarantee as to the Company's performance under contracts and other commitments. As of December 31, 1999, the Company had outstanding letters of credit of $4.7 million used principally to support insurance and bonding programs. The outstanding letters of credit were reduced to $2.7 million subsequent to December 31, 1999.

9. Effect of the Offer on the Market for the Common Stock; Exchange Act Registration

   Market For Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Stock Quotation. Shares are traded primarily on the New York Stock Exchange. According to published guidelines of the New York Stock Exchange, the Shares might no longer be eligible for quotation on the New York Stock Exchange if, among other things, the number of Shares publicly held was less than 1,100,000, there were fewer than 2,000 holders of round lots, the aggregate market value of the publicly held Shares was less than $40,000,000, net tangible assets were less than $40,000,000 and there were fewer than two registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the Shares are not considered as being publicly held for this purpose. According to the Company, as of April 20, 2000, there were approximately 1,740 holders of record of Shares (not including beneficial holders of Shares in street name), and as of April 20, 2000, there were 16,096,550 Shares outstanding.

   If the Shares were to cease to be quoted on the New York Stock Exchange, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Parent Group intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the consummation of the Offer as the requirements for such termination are met.

   If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

10. Conditions of the Offer

   Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser is not required to accept for payment or to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

     (a) there shall have been instituted, pending or threatened any litigation by the Government of the United States or by any agency or instrumentality thereof or by any other third person (including any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act)) or nongovernmental entity that would be reasonably likely to (i) restrict the acquisition by Purchaser (or any of its affiliates) of Shares pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) impose limitations on the ability of Purchaser (or any of its affiliates) effectively to acquire or hold, or to require Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of their assets or the business of any one of them, (iv) impose material limitations on the ability of Purchaser or its affiliates to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, (v) limit or prohibit any material business activity by Purchaser or any of its affiliates, including, without limitation, requiring the prior consent of any person or entity (including the Government of the United States of America, and any instrumentality thereof) to future transactions by Purchaser or any of its affiliates or (vi) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the Shares pursuant to the Offer, (C) the purchase of Shares pursuant to the Offer or (D) the consummation of the Merger; or

     (b) there shall have been a subsequent development in any action or proceeding relating to the Company or any of its subsidiaries that would
  (i) be reasonably likely to be materially adverse either to Purchaser or to Company and its subsidiaries taken as a whole or (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the Shares pursuant to the Offer, (C) the purchase of Shares pursuant to the Offer or (D) the consummation of the Merger; or

     (c) there shall have been any action taken, or any law promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any governmental entity that could directly or indirectly result in any of the consequences referred to in subsection (a) above; or

     (d) the Merger Agreement shall have been terminated in accordance with its terms; or

     (e) (i) any of the representations and warranties made by the Company in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), or the other representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date), or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement; or

     (f) Purchaser and the Special Committee shall have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

     (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, (iii) a commencement of a war, armed hostilities or any other international or national calamity directly or indirectly involving the United States, or
  (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of the Purchaser, a material acceleration or worsening thereof; or

     (h) there shall not have been validly tendered and not withdrawn prior to the expiration of the offer, a number of shares of Common Stock which, when combined with the Shares owned by Purchaser, would result in Purchaser owning at least 90% of the shares of Common Stock issued and outstanding on the date of purchase; or

     (i) there shall have been a Material Adverse Effect with respect to the Company, and there shall have been a change or event which could reasonably be expected to have a Material Adverse Effect on the Company.

   The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Purchaser, in whole or in part, at any time and from time to time in their discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

11. Certain Legal Matters; Regulatory Approvals

   General. Except as otherwise disclosed herein, neither Parent Group nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that it would seek such approval or action. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "-- Conditions of the Offer." While, except as described in this Offer to Purchase, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions, that adverse consequences might not result to the business of the Company, Parent Group or Purchaser or that certain parts of the businesses of the Company, Parent Group or Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Purchaser in the Merger Agreement that the Board of Directors has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the execution, delivery or performance of the Merger Agreement, the Offer, the Merger or the transactions contemplated by the Merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent Group nor Purchaser has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "--Conditions of the Offer."

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of

Justice and the FTC and certain waiting period requirements have been satisfied. However, the acquisition of Shares by Purchaser pursuant to the Offer is not subject to these requirements because Parent Group and its affiliates currently owns in excess of 50% of the outstanding Shares.

   Other Matters. In December 1999, two individual stockholders of the Company, namely Edward Aboff and Charles Schmitz, filed complaints (the "Complaints") in the Court of Chancery for the State of Delaware, against the Company, Heico and certain officers and directors of the Company and Heico (the "Defendants") with respect to the Company's December 8, 1999 announcement that it had received from Heico an offer to purchase all of the outstanding shares it and its affiliates did not already own at a price of $10.00 per share. The Complaints, which are substantially identical, purport to assert class action claims on behalf of all persons, other than the Defendants and their affiliates, who own Shares. The essence of the Complaints is that the price per share of $10.00 contained in the December 8, 1999 announcement is inadequate, and that any agreement between Heico and the Company to consummate an offer at that price would constitute a breach of the fiduciary duties owed by the defendants to the minority shareholders of the Company. The Complaints seek injunctive relief, recission, damages, costs (including attorneys' and experts' fees) and other relief. The Complaints have been consolidated into a single class action litigation (the "Class Action Litigation").

   In addition to the Class Action Litigation, an individual stockholder of the Company, namely Rob Mayer, filed a complaint (the "California Action") in the Superior Court for the State of California purporting to assert similar claims and seeking comparable relief as the Complaints.

   The co-lead counsel for the class and counsel for the Defendants subsequently engaged in arms-length negotiations concerning a possible settlement of the Class Action Litigation. Co-lead counsel requested and were provided with various financial information about and analysis of the value of the Company.

   On March 7, 2000, Heico submitted a revised acquisition proposal to the Company's Board of Directors (the "Revised Proposal"). The Revised Proposal increased the offer price to $11.00 per Share, conditioned upon a resolution satisfactory to Heico of the Class Action Litigation.

   On April 20, 2000, the Heico increased the price offered under the Revised Proposal to $11.50 per Share. On the same day, counsel for the Defendants and co-counsel for the class reached an agreement in principle, subject to court approval, to settle the Class Action Litigation (the "Proposed Settlement") on behalf of a class consisting of all persons (other than the Defendants and their affiliates) who own Shares or owned Shares after December 8, 1999, the date of the announcement of the $10 Offer. The Proposed Settlement is memorialized in a Memorandum of Understanding. The Proposed Settlement contemplates that the Class Action Litigation will be dismissed with prejudice, and that releases will be given to the Company, Heico, their employees, officers and directors, affiliates and agents, for all matters arising out of this transaction. The Proposed Settlement is subject to the execution of definitive settlement documents by co-counsel for the class and all defendants, and to court approval.

   Purchaser believes that under existing Delaware precedents and law, an informed stockholder who accepts the benefits of this transaction by having such stockholder's Shares purchased pursuant to the Offer or by voting for the Merger and accepting the consideration paid in connection therewith has accepted the transaction and, accordingly, were the settlement not approved, should not be included as a member of the purported class which participates in any subsequent class action recovery.

12. Fees and Expenses

   Except as set forth in this Offer to Purchase, neither Parent Group nor Purchaser will pay any fees or expenses to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Purchaser and Parent Group have also retained American Stock Transfer and Trust Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as

Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

   Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

13. Miscellaneous

   Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent Group or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Parent Group and Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 13e-3 and 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "--Certain Information Concerning the Company--Additional Information" (except that they will not be available at the regional offices of the Commission).

May 4, 2000

                                          RHH Acquisition Corp.

                                  SCHEDULE I

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
              THE HEICO COMPANIES, LLC AND RHH ACQUISITION CORP.

1. Managers and Executive Officers of The Heico Companies, LLC

   Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager and executive officer of The Heico Companies, LLC. The principal address of The Heico Companies, LLC and the current business address for each individual listed below is c/o The Heico Companies, LLC, 5600 Three First National Plaza, Chicago, Illinois 60602. Telephone: (312) 419-8220. Unless otherwise noted, each individual listed below is a citizen of the United States.

          Name        Age   Position
          ----        ---   --------
      Michael E.
       Heisley, Sr.   63    Manager, President and Chief Executive Officer

      Larry W. Gies   59    Executive Vice President, Chief Financial Officer,
                             Secretary

      Richard O.
       Dentner        61    Executive Vice President

   Mr. Michael E. Heisley, Sr. is the Manager, President and Chief Executive Officer of The Heico Companies, LLC. Mr. Heisley has served as Director and Chief Executive Officer of Robertson-Ceco, Inc. since 1993. Mr. Heisley serves as Chairman of the board of directors of Davis Wire Corporation and Tom's Foods, Inc. Mr. Heisley serves as Director and President of RHH Acquisition Corporation.

   Mr. Larry W. Gies has served as Executive Vice President, Chief Financial Officer and Secretary of The Heico Companies, LLC since 1989. Mr. Gies is also the Vice President and Secretary of RHH Acquisition Corp.

   Mr. Richard O. Dentner has served as Executive Vice President of the Heico Companies since 1995.

2. Directors and Executive Officers of RHH Acquisition Corp.

   Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of RHH Acquisition Corp. Each person identified below has held his position since the formation of RHH Acquisition Corp. on April 19, 2000. The principal address of RHH Acquisition Corp. and, unless indicated below, the current business address for each individual listed below is c/o The Heico Companies, LLC, 5600 Three First National Plaza, Chicago, Illinois 60602. Telephone: (312) 419-8220. Unless otherwise noted, each individual listed below is a citizen of the United States.

               Name                     Age                   Position
               ----                     ---                   --------
      Michael E. Heisley, Sr.           63                    Director, President

      Larry W. Gies                     59                    Vice President, Secretary

      Michael E. Heisley, Jr.           38                    Director

      Stanley H. Meadows                55                    Director

      E.A. Roskovensky                  54                    Director

      Andrew G.C. Sage II               74                    Director

   Mr. Michael E. Heisley, Sr. serves as Director and President of RHH Acquisition Corp. Mr. Heisely has served as Director and Chief Executive Officer of Robertson-Ceco Corporation since 1993. Mr. Heisley serves as Manager, Chief Executive Officer and President of The Heico Companies, LLC. Mr. Heisley serves as Chairman of the board of directors of Davis Wire Corporation and Tom's Foods, Inc. Mr. Heisley is the father of Michael E. Heisley, Jr.

   Mr. Larry W. Gies serves as Vice President and Secretary of RHH Acquisition Corp. Mr. Gies has served as Executive Vice President, Chief Financial Officer and Secretary of The Heico Companies, LLC since 1989.

   Mr. Michael E. Heisley, Jr. serves as Director of RHH Acquisition Corp. Mr. Heisley has served as Director of Robertson-Ceco Corporation since 1998. Mr. Heisley served as the Executive Vice President of The Heico Companies, LLC from 1997 to 1999. From 1995-1997, Mr. Heisely was the President of Spartan Tool Company. Mr. Heisley is the son of Michael E. Heisley, Sr.

   Mr. Stanley H. Meadows serves as Director of RHH Acquisition Corp. Mr. Meadows has also served as Director of Robertson-Ceco Corporation since 1996. Mr. Meadows is the president of a professional corporation that is a partner at the law firm of McDermott, Will & Emery since 1985. McDermott, Will & Emery provides legal services to the Company.

   Mr. E.A. Roskovensky serves as Director of RHH Acquisition Corp. Mr. Roskovensky has served as Director, President and Chief Operating Officer of Robertson-Ceco Corporation since November 1994. He is also the President and Chief Executive Officer of Davis Wire Corporation. Mr. Roskovensky serves on the board of directors of Quadra Med.

   Mr. Andrew G.C. Sage II serves as Director of RHH Acquisition Corp. Mr. Sage has served as Chairman of Robertson-Ceco Corporation since 1993 and is also the President of Sage Capital Corporation. Mr. Sage serves on the board of directors of American Superconductor Corporation, Tom's Foods, Inc. and WorldPort Communications.

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                                  SCHEDULE II

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j)The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                             LETTER OF TRANSMITTAL

   Manually signed copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                       The Depositary for the Offer is:

                   American Stock Transfer and Trust Company

       By Mail:           By Facsimile Transmission:     By Hand or Overnight
                                                               Courier:

    American Stock              (718) 234-5001              American Stock
  Transfer and Trust                                      Transfer and Trust
Company Reorganization                                  Company Reorganization
  Department 40 Wall                                      Department 40 Wall
Street, 46th Floor New                                  Street, 46th Floor New
    York, NY 10005                                          York, NY 10005
                          For Information Telephone:

                                (718) 921-8200

   Questions and requests for assistance may be directed to the Company at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Company or from brokers, dealers, commercial banks or trust companies.

                          Robertson-Ceco Corporation
                       5000 Executive Parkway, Suite 425
                              San Ramon, CA 94583
                           Telephone: (925) 543-7599
               Attention: E.A. Roskovensky or Ronald D. Stevens